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Exhibit 10.102










                          EXCLUSIVE LICENSE AGREEMENT

                                by and between

                         SPARTA PHARMACEUTICALS, INC.

                                      and

                             SCHERING CORPORATION







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EXCLUSIVE LICENSE AGREEMENT

         THIS EXCLUSIVE LICENSE AGREEMENT (the "Agreement") is made as of the last date on the signature page hereof (the "Effective Date") by and between SPARTA PHARMACEUTICALS, INC., a Delaware corporation having its principal place of business at 111 Rock Road, Horsham, Pennsylvania 19044-2310, (hereinafter referred to as "Sparta") and SCHERING CORPORATION, a New Jersey corporation having its principal place of business at 2000 Galloping Hill Road, Kenilworth, New Jersey 07033, (hereinafter referred to as "Schering"). Sparta and Schering are sometimes referred to herein individually as a party and collectively as the parties. References to "Schering" and "Sparta" shall include their respective Affiliates (as hereinafter defined).

         WHEREAS, Sparta has developed certain Sparta Know-How and has rights to the Licensed Patent Rights relating to Drug Delivery Systems (each as hereinafter defined); and

         WHEREAS, Schering has the exclusive rights to the product known as Temozolomide; and

         WHEREAS, Schering, together with its Affiliates (as hereinafter defined) possesses extensive capabilities in the development and commercialization of pharmaceutical products on a worldwide basis; and

         WHEREAS, Schering desires to obtain and Sparta is willing to grant to Schering, an exclusive license under Licensed Patent Rights and to use the Sparta Know-How in combination with Temozolomide, upon the terms and conditions set forth herein; and

         WHEREAS, simultaneously with entering into this Agreement Sparta and Schering's Affiliate, Schering-Plough Ltd., have entered into a license agreement relating to countries and territories outside of the United States (hereinafter the "Ex-U.S. License Agreement").

         NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, Schering and Sparta hereby agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

         As used in this Agreement, the following capitalized terms, whether used in the singular or plural, shall have the respective meanings set forth below:

                  1.1 "Affiliate" shall mean any individual or entity directly or indirectly




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controlling, controlled by or under common control with, a party to this
Agreement. For purposes of this Agreement, the direct or indirect ownership of fifty percent (50%) or more of the outstanding voting securities of an entity, or the right to receive fifty percent (50%) or more of the profits or earnings of an entity shall be deemed to constitute control. Such other relationship as in fact results in actual control over the management, business and affairs of an entity shall also be deemed to constitute control.

                  1.2 "Calendar Quarter" shall mean the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 or December 31, for so long as this Agreement is in effect.

                  1.3 "Calendar Year" shall mean each successive period of twelve (12) months commencing on January 1 and ending on December 31, for so long as this Agreement is in effect.

                  1.4 "Drug Delivery System" shall mean all formulations, materials, methods and other technology included in or related to the application of the Spartaject(TM) technology to parenteral administration (including, without limitation, intrathecal administration) of Temozolomide and which is owned by Sparta or licensed to Sparta with the right to grant sublicenses.

                  1.5 "First Commercial Sale" shall mean, with respect to any Licensed Product, the first sale for end use of such Licensed Product.

                  1.6 "Improvement" shall mean any enhancement in the formulation, ingredients, preparation, dosage, packaging or manufacture of the Drug Delivery System for use in combination with Temozolomide developed prior to or during the Term of this Agreement by or on behalf of Sparta.

                  1.7 "IND" shall mean an investigational new drug application submitted to the United States Food and Drug Administration or its equivalent in countries outside the United States, approval of which permits the clinical investigation of Licensed Product.

                  1.8 "Licensed Patent Rights" shall mean the RTP Patent Rights and the Sparta Patent Rights.

                  1.9 "Licensed Product(s)" shall mean any form or dosage of pharmaceutical composition or preparation for parenteral administration, in final form for sale, which utilizes the Drug Delivery System and contains as an active ingredient Temozolomide.

                  1.10 "NDA" shall mean a New Drug Application, Product License Application or its equivalent filed with the United States Food and Drug Administration



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seeking approval to market and sell a Licensed Product in the United States.

                  1.11 "Net Sales" shall mean [Information omitted and filed separately with the Commission under Rule 24b-2.]

                  1.12 "Proprietary Information" shall mean Sparta Know-How, Schering Know-How and all other scientific, clinical, regulatory, marketing, financial and commercial information or data, whether communicated in writing, verbally or electronically, which is provided by one party to the other party in connection with this Agreement. When Propriety Information is disclosed in a manner other than in writing, it shall be reduced to written form, marked "Confidential" and transmitted to the receiving party within ten (10) business days of disclosure to the receiving party.

                  1.13 "RTP Patent Rights" shall mean those patents and pending patent applications listed in Schedule 1.12 which are licensed to Sparta under the Amended and Restated Sublicense Agreement, dated January 1, 1997, by and between Sparta and Research Triangle Pharmaceuticals Ltd. (the "RTP/Sparta Sublicense Agreement") and any substitutions, divisions, continuations, continuations-in-part, reissues, renewals, registrations, confirmations, re-examinations, extensions, supplementary protection certificates or any like filing thereof, or provisional applications of any such patents and patent applications.

                  1.14 "Regulatory Approval" shall mean any applications or approvals, and marketing authorizations based upon such approvals (including any prerequisite manufacturing approvals or authorizations related thereto), and labeling approval(s), technical, medical and scientific licenses, registrations or authorizations of any national, regional, state or local regulatory agency or other governmental entity, necessary for the manufacture, distribution, marketing, promotion, use, import, export or sale of Licensed Product(s) and/or Temozolomide in a regulatory jurisdiction.

                  1.15 "Sparta Know-How" shall mean any of Sparta's or its Affiliates' information and materials relating to the research, development, registration, manufacture, marketing, use or sale of Licensed Product which during the Term of this Agreement are in Sparta's or its Affiliates' possession or control, through license or otherwise, and which are not generally known. Sparta Know-How shall include, without limitation, discoveries, methods, knowledge, Improvements, processes, formulas, data, ideas, experience, inventions, know-how, technology, trade secrets, manufacturing procedures, purification and isolation techniques, test data and other intellectual property, patentable or otherwise, developed by or on behalf of Sparta relating to Licensed Product or otherwise relating to the combination of Temozolomide and the Drug Delivery System including without limitation, test procedures and other new technologies derived therefrom.



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                  1.16 "Sparta Patent Rights" shall mean any and all patents and pending patent applications, excluding the RTP Patent Rights, which during the Term of this Agreement are owned by Sparta, or to which Sparta through license or otherwise acquires rights, including, but not limited to, those listed in
Schedule 1.12, and which have claims covering: (i) the Drug Delivery System or any use thereof in conjunction with Temozolomide, or any apparatus, material or method of manufacture useful in the development, manufacture, use or sale thereof; or (ii) Licensed Product or any use thereof, or any apparatus, material or method of manufacture useful in the development, manufacture, use or sale thereof; or (iii) Improvements; or (iv) the Sparta Know-How; or (v) are substitutions, divisions, continuations, continuations-in-part, reissues, renewals, registrations, confirmations, re-examinations, extensions, supplementary protection certificates or any like filing thereof, or provisional applications of any such patents and patent applications.

                  1.17 "Schering Know-How" shall mean any of Schering's or its Affiliates' information and materials relating to the research, development, registration, manufacture, marketing, use or sale of Temozolomide and/or Licensed Product which during the Term of this Agreement are in Schering's or its Affiliates' possession or control, through license or otherwise, and which are not generally known. Schering Know-How shall include, without limitation, discoveries, methods, knowledge, Improvements, processes, formulas, data, ideas, experience, inventions, know-how, technology, trade secrets, manufacturing procedures, purification and isolation techniques, test data and other intellectual property, patentable or otherwise, developed by or on behalf of Schering or its Affiliates relating to Licensed Product, including without limitation, test procedures and other new technologies derived therefrom.

                  1.18 "Schering Trademark" shall mean any trademark(s) proposed, chosen, owned or controlled by Schering or its Affiliates for use with Temozolomide and/or the Licensed Product in the Territory.

                  1.19 "Territory" shall mean the United States of America, its territories, possessions and commonwealths.

                  1.20 "Term" shall mean the period commencing on the Effective Date and unless terminated earlier pursuant to the relevant provisions of
Article VIII shall continue until the expiration of the last to expire of the Licensed Patent Rights incorporating a Valid Claim.

                  1.21 "Transaction Agreements" shall mean collectively this Agreement and the Ex-U.S. License Agreement.




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                  1.22 "Valid Claim" shall mean a composition of matter or
method of use claim, or equivalent thereof, of an issued and unexpired patent in the Territory covering Licensed Product(s) included within the Licensed Patent Rights, which (i) has not been revoked or held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal; or (ii) has not been abandoned, disclaimed, denied or admitted to be invalid or unenforceable through reissue or disclaimer or otherwise.

                                  ARTICLE II
              LICENSE; DISCLOSURE OF INFORMATION; DEVELOPMENT AND
                               COMMERCIALIZATION

                  2.1      Exclusive License Grant.

                           (a) License to Sparta Patent Rights. Sparta hereby grants to Schering, as of the Effective Date, an exclusive license, exclusive even as to Sparta, in the Territory under the Sparta Patent Rights, and to use Sparta Know-How to develop, make, have made, import, export, use, distribute, market, promote, offer for sale and sell Licensed Product(s). Any Improvements relating to the Licensed Product, or otherwise relating to the use of the Drug Delivery System in combination with Temozolomide, developed prior to or during the Term of this Agreement by or on behalf of Sparta shall be included in Sparta Know-How or Sparta Patent Rights, as the case may be, for all purposes of this Agreement.

                           (b) Right to Sublicense. The licenses granted to Schering under Section 2.1(a) shall include the right to grant sublicenses to Affiliates and/or any third party.

                           (c) Sublicense to RTP Patent Rights. Subject to the terms and conditions set forth in Section 2.1.2 of the RTP/Sparta Sublicense Agreement Sparta hereby grants to Schering and its Affiliates, as of the Effective Date, an exclusive sublicense, exclusive even as to Sparta, in the Territory under the RTP Patent Rights to develop, make, have made, import, export, use, distribute, market, promote, offer for sale and sell Licensed Product(s).

                  2.2 Disclosure of Information. Promptly after the Effective Date, Sparta shall disclose to Schering in writing, or via electronic media acceptable to Schering, all Sparta Know-How not previously disclosed to Schering in order to enable Schering to exploit its rights granted under Section 2.1 of this Agreement. In addition, during the Term of this Agreement Sparta shall promptly disclose to Schering in writing, or via electronic media acceptable to Schering, Sparta Know-How relating to any Improvements. Such Sparta Know-How and other information shall be automatically deemed to be within the scope of the licenses granted herein without payment of any additional compensation.



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                  2.3 Schering's Development Obligations. Schering shall, at
Schering's expense, use reasonable commercial efforts to develop, obtain Regulatory Approval for, and commercialize Licensed Product(s) in the Territory.

                           (a) Schering Diligence. The parties acknowledge and agree that all business decisions including, without limitation, decisions relating to the research, development, registration, manufacture, sale, commercialization, design, price, distribution, marketing and promotion of Licensed Product(s) covered under this Agreement, shall be within the sole discretion of Schering. Sparta acknowledges that Schering is in the business of developing, manufacturing and selling pharmaceutical products and, subject to the provisions of this Section 2.3, nothing in this Agreement shall be construed as restricting such business or imposing on Schering the duty to market and/or sell and exploit Licensed Product(s) for which royalties are payable hereunder to the exclusion of, or in preference to, any other product, or in any way other than in accordance with its normal commercial practices.

                           (b) Opportunity to Cure. In the event that if, in Sparta's reasonable opinion, Schering fails to meet its diligence obligations under Section 2.3(a), then Sparta shall have the right to give Schering written notice thereof stating in detail the particular failure. Schering shall have a period of [Information omitted and filed separately with the Commission under Rule 24b-2.] days from the receipt of such notice to correct the failure or, in the event that the failure cannot be reasonably cured within a [Information omitted and filed separately with the Commission under Rule 24b-2.] day period, then Schering shall initiate actions reasonably expected to cure the failure within [Information omitted and filed separately with the Commission under Rule 24b-2.] days of receiving notice and shall thereafter diligently pursue such actions to cure the failure (even if requiring longer than the [Information omitted and filed separately with the Commission under Rule 24b-2.] days specified in Section 8.3(a)(i)). In the event of a dispute as to whether or not Schering has failed to exercise due diligence under Section 2.3(a) or whether Schering is diligently pursuing actions reasonably expected to cure such failure under this Section 2.3(b), such dispute shall be resolved through binding arbitration in accordance with Section 9.2.

                           (c) Research and Development Activities. Subject to its diligence obligations set forth in Section 2.3(a), following the Effective Date, Schering shall be responsible, at its cost and expense, and in its sole judgment, for all research and development activities which are necessary to obtain Regulatory Approval for Licensed Product(s) in the Territory and any post approval studies required as a condition of obtaining any Regulatory Approval for the Licensed Product. In addition, Schering shall be responsible for any other studies (or portions of studies) necessary or desirable, in its sole judgment, for maintaining any Regulatory



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         Approval in the Territory, as well as any pre-marketing studies prior to Regulatory Approval and post-marketing studies conducted following a Regulatory Approval.

                           (d) Licensed Product Registrations. Subject to its diligence obligations set forth in Section 2.3(a), Schering shall be responsible, at its cost and expense, and in its sole judgment, for determining the appropriate regulatory strategy, for obtaining and maintaining all Regulatory Approvals for the sale of Licensed Product in the Territory. Each Regulatory Approval shall be placed in Schering's name or the name of a Schering Affiliate.

                           (e) Data. All data arising out of studies performed under this Article II shall be owned by Schering.

                           (f) Assistance by Sparta. During the Term of this Agreement Sparta shall provide to Schering all Sparta Know-How which may be relevant to obtain any Regulatory Approval relating to Licensed Product(s). In connection with any NDA or other application for Regulatory Approval relating to Licensed Product(s), Sparta shall, at Schering's request, provide to Schering in a prompt manner responses to questions which have been raised by any regulatory authority in connection with such application for Regulatory Approval and further provide to Schering estimates of Sparta's out-of-pocket costs for rendering such assistance.

                  2.4 Excused Performance. In addition to the provisions of
Article VIII and Section 9.9, the obligations of Schering with respect to a Licensed Product under Sections 2.3(a), 2.3(c) and 2.3(d) are expressly conditioned upon the continuing absence of any adverse condition or event which warrants a delay in commercialization of the Licensed Product including, but not limited to, an adverse condition or event relating to the safety or efficacy of a Licensed Product or unfavorable labeling or lack of Regulatory Approval, and the obligation of Schering to develop or market any such Licensed Product shall be delayed or suspended so long as in Schering's opinion any such condition or event exists.

                  2.5 Other Studies. Sparta shall conduct no studies or preclinical or clinical trials with Temozolomide alone or in combination with the Drug Delivery System without the express written consent of Schering, including the prior written approval of any protocols to be used and any amendments thereto. Such consent may be granted by Schering in its sole discretion. If a study is approved by Schering, at Schering's request, Sparta shall provide to Schering the results from the study and any background information requested. At the option of Schering, Schering may have its representative(s) monitor any approved preclinical, clinical or other studies conducted by Sparta pursuant to this Section 2.5.


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                  2.6 Reports. Schering shall provide Sparta with twice yearly written reports summarizing the status of the research and development activities and progress of any Regulatory Approval, as applicable, in connection with Licensed Product in the Territory.

                                  ARTICLE III
                        PAYMENTS; ROYALTIES AND REPORTS

                  3.1 Consideration for License. In partial consideration for the licenses granted to Schering hereunder, Schering shall make an upfront payment to Sparta, payable in installments on the first occurrence of the indicated triggering events.



[Information omitted and filed separately with the Commission under Rule 24b-2.]


Each of the installments set forth in this Section 3. 1 shall be payable once upon the initial achievement of such event and no amounts shall be due hereunder for subsequent or repeated achievement of such event.


                  3.2      Royalties.

                           (a) Royalty Rates. In further consideration for the licenses granted to Schering hereunder, starting with the First Commercial Sale of Licensed Product, Schering shall pay to Sparta, [Information omitted and filed separately with the Commission under Rule 24b-2.]

[Information omitted and filed separately with the Commission under Rule 24b-2.]

                           (b) Term and Scope of Royalty Obligations. Subject to the terms of Sections 4.3(b) and 8.1, royalties on each Licensed Product at the rate set forth in Section 3.2(a) shall continue until the expiration of the last applicable Licensed Patent Right incorporating a Valid Claim. No royalties shall be due upon the sale or other transfer among Schering, its Affiliates or sublicensees, but in such cases the royalty shall be due and calculated upon Schering's or its Affiliates' or its sublicensees' Net Sales to the first independent third party. No royalties shall accrue on the disposition of Licensed Product by Schering, its Affiliates or its sublicensees as donations (for example, to nonprofit institutions or government agencies for a non-commercial purpose) or for clinical studies.


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                           (c) Third Party Licenses. In the event that patent
         licenses from third parties are required by Schering, its Affiliates and sublicensees in order to practice the Licensed Patent Rights to develop, make, have made, import, export, use, distribute, promote, market, offer for sale or sell Licensed Product(s) (hereinafter "Third Party Patent Licenses"), then the royalty rates set forth in Section 3.2(a) shall be adjusted such that the royalty rate for Net Sales of Licensed Product which Schering is obligated to pay Sparta shall be [Information omitted and filed separately with the Commission under Rule 24b-2.] By way of example and for avoidance of doubt, if Schering is obligated to pay royalties to Sparta on Net Sales of a Licensed Product and is also obligated to pay a [Information omitted and filed separately with the Commission under Rule 24b-2.] under a Third Party Patent License, then the royalty rate under this Agreement would [Information omitted and filed separately with the Commission under Rule 24b-2.] For further example, if the third party royalty obligation in the above example were [Information omitted and filed separately with the Commission under Rule 24b-2.], the calculated royalty rate would [Information omitted and filed separately with the Commission under Rule 24b-2.], but the actual royalty rate to Sparta could [Information omitted and filed separately with the Commission under Rule 24b-2.]

                  3.3      Reports and Payment of Royalty.

                           (a) Royalties Paid Quarterly. Within sixty (60) calendar days following the close of each Calendar Quarter, following the First Commercial Sale of a Licensed Product, Schering shall furnish to Sparta a written report for the Calendar Quarter showing the Net Sales of Licensed Product sold by Schering, its Affiliates and its sublicensees in the Territory during such Calendar Quarter and the royalties payable under this Agreement for such Calendar Quarter. Simultaneously with the submission of the written report, Schering shall pay to Sparta, for the account of Schering or the applicable Affiliate or sublicensee, as the case may be, a sum equal to the aggregate royalty due for such Calendar Quarter calculated in accordance with this Agreement (reconciled for any previous overpayments or underpayments).

                           (b) Method of Payment. Payments to be made by Schering to Sparta under this Agreement shall be paid by bank wire transfer in immediately available funds to such bank account as is designated in writing by Sparta from time to time. Royalty payments shall be made in United States dollars.

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                  3.4      Maintenance of Records: Audits.

                           (a) Record Keeping by Schering. Schering and its Affiliates shall keep complete and accurate records in sufficient detail to enable the royalties payable hereunder to be determined. Upon forty-five (45) days prior written notice from Sparta, Schering shall permit an independent certified public accounting firm of nationally recognized standing selected by Sparta and reasonably acceptable to Schering, at Sparta's expense, to have access during normal business hours to examine pertinent books and records of Schering and/or its Affiliates as may be reasonably necessary to verify the accuracy of the royalty reports hereunder. The examination shall be limited to pertinent books and records for any year ending not more than twenty-four (24) months prior to the date of such request. An examination under this Section 3.4(a) shall not occur more than once in any Calendar Year. Schering may designate competitively sensitive information which such auditor may not disclose to Sparta, provided, however, that such designation shall not encompass the auditor's conclusions. The accounting firm shall disclose to Sparta only whether the royalty reports are correct or incorrect and the specific details concerning any discrepancies. No other information shall be provided to Sparta. All such accounting firms shall sign a confidentiality agreement (in form and substance reasonably acceptable to Schering) as to any of Schering's or its Affiliate's confidential information which they are provided, or to which they have access, while conducting any audit pursuant to this Section 3.4(a).

                           (b) Underpayments/Overpayments. If such accounting firm correctly concludes that additional royalties were owed during such period, Schering shall pay the additional royalties within thirty
         (30) days of the date Sparta delivers to Schering such accounting firm's written report so correctly concluding. If such underpayment exceeds [Information omitted and filed separately with the Commission under Rule 24b-2.] of the royalty correctly due Sparta then the fees charged by such accounting firm for the work associated with the underpayment audit shall be paid by Schering. Any overpayments by Schering will be credited against future royalty obligations. In the event that Schering disagrees with the audit report and the chief financial officers of Schering and Sparta fail to resolve such disagreement, the dispute will be resolved through the dispute resolution mechanism set forth in Section 9.2.

                  3.5 Separate Payment Obligations. The parties acknowledge that Schering's payment obligations as set forth in Sections 3.1 and 3.2 of this Agreement are separate from and in addition to the payment obligations of Schering-Plough Ltd. as set forth in the Ex-U.S. License Agreement.




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                                  ARTICLE IV
                                    PATENTS

                  4.1 Filing. Prosecution and Maintenance of Patents. Sparta agrees to diligently file, prosecute and maintain in the Territory, upon appropriate consultation with Schering, any Licensed Patent Rights owned in whole or in part by Sparta and licensed to Schering under this Agreement. Sparta shall give Schering an opportunity to review the text of the applications before filing, shall consult with Schering with respect thereto, and shall supply Schering with a copy of the applications as filed, together with notice of its filing date and serial number. Sparta shall keep Schering advised of the status of all actual and prospective patent filings and upon the written request of Schering shall provide advance copies of any substantive papers related to the filing, prosecution and maintenance of such patent filings.

                  4.2 Option of Schering to Prosecute and Maintain Patents. Sparta shall give one hundred and eighty (180) day notice to Schering of any desire to cease prosecution and/or maintenance of a particular Licensed Patent Right and, in such case, subject to the rights of RTP under the RTP/Sparta Sublicense Agreement with respect to RTP Patent Rights, shall permit Schering, at its sole discretion, to continue prosecution or maintenance at its own expense. If Schering elects to continue prosecution or maintenance, Sparta shall execute such documents and perform such acts, at Schering's expense, as may be reasonably necessary to effect an assignment of such Licensed Patent Rights to Schering. Any such assignment shall be completed in a timely manner to allow Schering to continue such prosecution or maintenance. Any patents or patent applications so assigned shall thereafter not be considered Licensed Patent Rights.

                  4.3 Enforcement. In the event that either Schering or Sparta becomes aware of any infringement within the Territory of any issued patent within the Licensed Patent Rights, it will notify the other party in writing to that effect. Any such notice shall include evidence to support an allegation of infringement by such third party.

                           (a) Discontinuance of Infringement. Sparta shall use its reasonable best efforts to obtain a discontinuance of such infringement or bring suit against the third party infringer within [Information omitted and filed separately with the Commission under Rule 24b-2.] from the date of said notice. Sparta shall bear all the expenses of any suit brought by it. Schering shall have the right, prior to commencement of the trial, suit or action brought by Sparta, to join any such suit or action, and in such event shall pay one-half of the costs of such suit or action. In the event that Schering has joined in the action and shared in the costs thereof as set forth above, no settlement, consent judgment or other voluntary final disposition of the suit may be entered into without the consent of Schering. In the event that Schering has not joined the suit or action, Schering will reasonably cooperate with Sparta in any such suit or action and shall have the right to consult with Sparta and



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         be represented by its own counsel at its own expense, provided that
         Sparta shall periodically reimburse Schering for its out-of-pocket costs (excluding the costs of retaining its own outside counsel) incurred in cooperating with Sparta. Any recovery or damages derived from a suit which Schering has joined and shared costs shall be used first to reimburse each of Sparta and Schering for its documented out-of-pocket legal expenses relating to the suit, with any remaining amounts to be shared equally by the parties. Any recovery or damages derived from a suit which Schering has not joined shall be retained by Sparta.

                           (b) Continuance of Infringement. If, after the expiration of the [Information omitted and filed separately with the Commission under Rule 24b-2.] period Sparta has not commenced, or if commenced is not actively pursuing legal action against an infringer as specified in Subsection 4.3(a), then, notwithstanding the limitations on royalty rate reduction set forth in Section 3.2 (c), Schering shall have no further obligation to pay any royalty on the Net Sales of Licensed Product under Section 3.2(a) in the Territory. No royalties shall be due until said infringement ceases and, thereafter, the royalty shall revert to the applicable full royalty set forth in
         Section 3.2(a). In the event that said infringement does not cease, no royalties shall be due to Sparta. In addition, Schering shall have the right, but not the obligation, to bring suit against such infringer under the Licensed Patent Rights and join Sparta as a party plaintiff, provided that Schering shall bear all the expenses of such suit. Sparta will cooperate with Schering in any suit for infringement of a Licensed Patent Right brought by Schering against a third party, and shall have the right to consult with Schering and to participate in and be represented by independent counsel in such litigation at its own expense. Schering shall periodically reimburse Sparta for its out-of-pocket costs (excluding Sparta's costs of retaining independent counsel) incurred in cooperating with Schering. Schering shall incur no liability to Sparta as a consequence of such litigation or any unfavorable decision resulting therefrom, including any decision holding any of the Licensed Patent Rights invalid or unenforceable. In the event that Schering recovers any sums in such litigation by way of damages or in settlement thereof, Schering shall retain all such sums.

                  4.4 Infringement and Third Party Licenses. In the event that Schering's, its Affiliates' or its sublicensees' practicing of the Licensed Patent Rights in connection with making, having made, importing, exporting, using, distributing, marketing, promoting, offering for sale or selling Licensed Product(s) infringes, will infringe or is alleged by a third party to infringe a third party's patent, the party becoming aware of same shall promptly notify the other.

                           (a) Sparta Option to Negotiate. Sparta shall in the first instance have the right to negotiate with said third party for a suitable license or assignment. In the event that such negotiation results in a consummated agreement, then any lump sum payment made thereunder shall be paid by Sparta. Should such agreement require the payment of royalties, Schering shall continue to pay the royalties due Sparta hereunder and Sparta shall pay any royalties due said third party on Schering's behalf.

                           (b) Schering Option to Negotiate. Should Sparta fail to consummate an agreement with said third party within one (1) year of initiating negotiations, then Schering shall have the right to negotiate with said third party for a suitable license or assignment. In the event that such negotiation results in a consummated agreement, then any lump sum payment made thereunder shall be paid by Schering [Information omitted and filed separately with the Commission under Rule 24b-2.] Any royalty payments to be made by Schering under such Third Party Patent License shall be offset against any royalties due Sparta in accordance with Section 3.2. Any unused amounts not so offset can be carried over to subsequent quarters.

                  4.5 Third Party Infringement Suit. In the event that a third party sues Schering alleging that Schering's, its Affiliates' or its sublicensees' practicing of the Licensed Patent Rights in connection with making, having made, importing, exporting, using, distributing, marketing, promoting, offering for sale or selling Licensed Product(s) infringes or will infringe said third party's patent, then Schering may elect to defend such suit and, during the period in which such suit is pending, Schering shall have the right to [Information omitted and filed separately with the Commission under Rule 24b-2.] Upon Schering's request and in connection with Schering's defense of any such third party infringement suit, Sparta shall provide reasonable assistance to Schering for such defense.

                  4.6 Certification under Drug Price Competition and Patent Restoration Act. Sparta and Schering each shall immediately give written notice to the other of any certification of which they become aware filed pursuant to 21 U.S.C. Section 355(b)(2)(A) (or any amendment or successor statute thereto) claiming that Licensed Patent Rights covering Licensed Product(s) are invalid or not infringed by the manufacture, use or sale of products by a third party. Notwithstanding any provision herein to the contrary, in the event that the Licensed Patent Rights at issue are owned and/or controlled by Sparta and Sparta has failed to bring an infringement action against such third party at least fourteen (14) days prior to expiration of the forty five (45) day period set forth in 21 U.S.C. Section 355(c)(3)(C) (or any amendment or successor statute thereto), Schering shall have the right to bring such an infringement action, in its sole discretion and at its own expense, in its own name and/or in the name of Sparta. At Schering's request, Sparta shall, at its own expense, provide Schering reasonable assistance to conduct such infringement action, including, without limitation, causing the execution of such legal documents as Schering may deem necessary for the prosecution of such action. Schering shall periodically reimburse Sparta for its out-of-pocket costs (excluding any of Sparta's costs of retaining independent counsel) incurred in assisting Schering. Schering shall incur no liability to Sparta as a consequence of such litigation or any unfavorable decision resulting therefrom, including any decision holding any of the Licensed Patent Rights invalid or unenforceable. In the event that Schering recovers any sums in such litigation by way of damages or in settlement thereof, Schering shall have the right to retain all such sums to offset its costs, losses and expenses.

                  4.7 Abandonment. Subject to Schering's rights pursuant to
Section 4.2, Sparta shall at the earliest known date give notice to Schering of the grant lapse, revocation, surrender, invalidation or abandonment of any Licensed Patent Rights licensed to Schering for which Sparta is responsible for the filing, prosecution and maintenance under this Agreement.

                  4.8 Notices Regarding Patents. All notices, inquiries and communications in connection with this Article IV shall be sent in the manner set forth in Section 9.7 to the parties at the addresses and facsimile numbers indicated below.

If to Sparta:      Sparta Pharmaceuticals, Inc.
                   111 Rock Road
                   Horsham, Pennsylvania 19044-2310
                   Attn.: Chief Executive Officer
                   Fax No. (215) 442-1827

If to Schering:    Schering Corporation
                   2000 Galloping Hill Road
                   Kenilworth, New Jersey 07033
                   Attn.: Staff Vice President - Patents and Trademarks
                   Fax No.: (908) 298-5388

                                   ARTICLE V
                        CONFIDENTIALITY AND PUBLICATION

                  5.1      Confidentiality.

                           (a) Nondisclosure Obligation. Each of Sparta and Schering shall use only in accordance with this Agreement and shall not disclose to any third party any Proprietary Information received by it from the other party, without the prior written consent of the other party. The foregoing obligations shall survive the expiration or termination of this Agreement for a period of ten (10) years. These obligations shall not apply to Proprietary Information that:

                                    (i) is known by the receiving party at the
         time of its receipt, and not through a prior disclosure by the disclosing party, as documented by business records;

                                    (ii) is at the time of disclosure or
         thereafter becomes published or otherwise part of the public domain without breach of this Agreement by the receiving party;

                                    (iii) is subsequently disclosed to the
         receiving party by a third party who has the right to make such disclosure;

                                    (iv) is developed by the receiving party
         independently of Proprietary Information or other information received from the disclosing party and such independent development can be documented by the receiving party;

                                    (v) is disclosed to any institutional
         review board of any entity conducting clinical trials or any governmental or other regulatory agencies in order to obtain patents or to gain approval to conduct clinical trials or to market Temozolomide and/or Licensed Product, but such disclosure may be made only to the extent reasonably necessary to obtain such patents or authorizations; or

                                    (vi) is required by law, regulation, rule,
         act or order of any governmental authority or agency to be disclosed by a party, provided that notice is promptly delivered to the other party in order to provide an opportunity to seek a protective order or other similar order with respect to such Proprietary Information and thereafter the disclosing party discloses to the requesting entity only the minimum Proprietary Information required to be disclosed in order to comply with the request, whether or not a protective order or other similar order is obtained by the other party.

         Nothing herein shall be interpreted to prohibit Schering from publishing the results of its studies in accordance with industry practices.

                           (b) Disclosure to Agents. Notwithstanding the provisions of Section 5.1(a) and subject to the other terms of this Agreement, Schering shall have the right to disclose Sparta Proprietary Information to Schering's sublicensees, agents, consultants, Affiliates or other third parties (collectively "Agents") in accordance with this
         Section 5.1 (b). Such disclosure shall be limited only to those Agents directly involved in the research, development, manufacturing, marketing or promotion of Licensed Product(s) (or for such Agents to determine their interest in performing such activities) in accordance with this Agreement. Any such Agents must agree in writing to be bound by confidentiality and non-use obligations essentially the same as those contained in this Agreement. The term of confidentiality and non-use obligations for such Agents shall be no less than ten (10) years.

                           (c) Disclosure to a Third Party. Notwithstanding anything herein to the contrary, Sparta shall not disclose, provide or transfer to any third party without the prior written approval of Schering (i) any Schering Know-How, or (ii) any Sparta Know-How relating to Licensed Product(s), or otherwise relating to the combination of the Drug Delivery System and Temozolomide.

                  5.2 No Publicity. A party may not use the name of the other party in any publicity or advertising and, except as provided in Section 5.1, may not issue a press release or otherwise publicize or disclose any information related to the existence of this Agreement or the terms or conditions hereof, without the prior written consent of the other party. The parties shall agree on a form and timing of the initial press release that may be used by either party to describe this Agreement. Nothing in the foregoing, however, shall prohibit a party from making such disclosures to the extent deemed necessary under applicable federal or state securities laws or any rule or regulation of any nationally recognized securities exchange. In such event, however, the disclosing party shall use good faith efforts to consult with the other party prior to such disclosure and, where applicable, shall request confidential treatment to the extent available.

                  5.3 Publication. Schering and Sparta each acknowledge the potential benefit in publishing results of certain studies to obtain recognition within the scientific community and to advance the state of scientific knowledge. Each party also recognizes the mutual interest in obtaining valid patent protection and in protecting business interests and trade secret information. No publication of a party's Proprietary Information may be made by the other party without the prior written consent of such party. The parties agree that Schering, its Affiliates, employees or consultants shall be free to make any publication which does not disclose Sparta's Proprietary Information. In the event that any proposed publication (as defined below) discloses Proprietary Information, the following procedure shall apply: either party, its Affiliates, employees or consultants wishing to make a publication shall deliver to the other party a copy of the proposed written publication or an outline of an oral disclosure at least sixty (60) days prior to submission for publication or presentation. For purposes of this Agreement, the term "publication" shall include, without limitation, abstracts and manuscripts for publication, slides and texts of oral or other public presentations, and texts of any transmission through any electronic media, e.g. any computer access system such as the Internet or World Wide Web. The reviewing party shall have the right (i) to propose modifications to the publication for patent reasons, trade secret reasons or business reasons or (ii) to request delay of the publication or presentation in order to protect patentable information. If the reviewing party requests a delay, the publishing party shall delay submission or presentation for a period not less than eighteen (18) months from the filing date of the first patent application covering the information contained in the proposed publication or presentation. If the reviewing party requests modifications to the publication, the publishing party may edit such publication to prevent disclosure of trade secret or proprietary business information prior to submission of the publication or presentation.

                                  ARTICLE VI
                        REPRESENTATIONS AND WARRANTIES

                  6.1 Representations and Warranties of Each Party. Each of Sparta and Schering hereby represents, warrants and covenants to the other party hereto as follows:

                           (a) it is a corporation or entity duly organized and validly existing under the laws of the state or other jurisdiction of its incorporation or formation;

                           (b) the execution, delivery and performance of this Agreement by such party has been duly authorized by all requisite corporate action, subject only to receipt of requisite approval of its board of directors;

                           (c) it has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder;

                           (d) the execution, delivery and performance by such party of this Agreement and its compliance with the terms and provisions hereof does not and will not conflict with or result in a breach of any of the terms and provisions of or constitute a default under (i) a loan agreement, guaranty, financing agreement, agreement affecting a product or other agreement or instrument binding or affecting it or its property; (ii) the provisions of its charter or operative documents or bylaws; or (iii) any order, writ, injunction or decree of any court or governmental authority entered against it or by which any of its property is bound;

                           (e) except for the governmental and Regulatory Approvals required to market the Licensed Product in the Territory, the execution, delivery and performance of this Agreement by such party does not require the consent, approval or authorization of, or notice, declaration, filing or registration with, any governmental or regulatory authority and the execution, delivery or performance of this Agreement will not violate any law, rule or regulation applicable to such party;

                           (f) this Agreement has been duly authorized, executed and delivered and constitutes such party's legal, valid and binding obligation enforceable against it in accordance with its terms subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to the availability of particular remedies under general equity principles; and

                           (g) it shall comply with all applicable material laws and regulations relating to its activities under this Agreement.

                  6.2 Sparta's Representations. Sparta hereby represents, warrants and covenants to Schering as follows:

                           (a) the Licensed Patent Rights are subsisting and are not invalid or unenforceable, in whole or in part;

                           (b) it has the full right, power and authority to grant all of the right, title and interest in the licenses granted under Article II hereof;

                           (c) it is the sole and exclusive owner of the Sparta Patent Rights and Sparta Know-How, and the exclusive licensee of the RTP Patent Rights, all of which are free and clear of any liens, charges and encumbrances, and no other person, corporate or other private entity, or governmental entity or subdivision thereof, has or shall have any claim of ownership with respect to the Licensed Patent Rights or Sparta Know-How, whatsoever;

                           (d) to the best of its knowledge, the Licensed Patent Rights and Sparta Know-How, and the development, manufacture, use, distribution, marketing, promotion and sale of Licensed Products, do not interfere or infringe on any intellectual property rights owned or possessed by any third party;

                           (e) to the best of its knowledge, there are no third party pending patent applications which, if issued, may cover the development, manufacture, use or sale of Licensed Product;

                           (f) there are no claims, judgments or settlements against or owed by Sparta, or pending or threatened claims or litigation, relating to Drug Delivery System, the Licensed Patent Rights or Sparta Know-How;

                           (g) it has disclosed to Schering all Sparta Know-How and other relevant information relating to the combination of Temozolomide and the Drug Delivery System, and Licensed Product;

                           (h) during the Term of this Agreement it will use reasonable best efforts not to diminish the rights under the Licensed Patent Rights and Sparta Know-How licensed to Schering hereunder, including, without limitation, by not committing or permitting any actions or omissions which would cause the breach of any agreements between itself and third parties which provide for intellectual property rights applicable to the development, manufacture, use or sale of the Drug Delivery System and/or Licensed Product(s), that it will provide Schering promptly with notice of any such alleged breach, and that as of the Effective Date, it is in compliance in all material respects with any agreements with third parties, including, without limitation, the RTP/Sparta Sublicense Agreement;

                           (i) it has no knowledge of any circumstances that would materially and adversely affect the commercial utility of the Licensed Product and/or the use of the Drug Delivery System in combination with Temozolomide, or that would render Schering liable to a third party for patent infringement as a consequence of Schering's sale of Licensed Product;

                           (j) data summaries provided to Schering by Sparta prior to the Effective Date relating to pre-clinical and/or clinical studies of Temozolomide in combination with the Drug Delivery System accurately represent all the underlying raw data;

                           (k) there are no collaborative, licensing, material transfer, supply, distributorship or marketing agreements or arrangements or other similar agreements to which it or any of its Affiliates are party relating to the combination of the Drug Delivery System and Temozolomide, nor has it granted any rights to any third party with respect to such combination; and

                           (l) Sparta and/or its Affiliates shall neither use nor seek to register any trademarks which are confusingly similar to any Schering Trademark, or any other trademarks, trade names, trade dress or logos used in connection with the Licensed Product.

                  6.3 Schering's Representations. Schering hereby represents, warrants and covenants to Sparta as follows:

                           (a) it is the sole and exclusive owner and/or licensee of all rights to Temozolomide which is free and clear of any liens, charges and encumbrances, and no other person, corporate or other private entity, or governmental entity or subdivision thereof, has or shall have any claim of ownership with respect to Temozolomide, whatsoever;

                           (b) Temozolomide and the development, manufacture, use, distribution, marketing, promotion and sale of Temozolomide does not interfere or infringe on any intellectual property rights owned or possessed by any third party; and

                           (c) there are no claims, judgments or settlements against or owed by Schering or pending or threatened claims or litigation relating to Temozolomide.

                  6.4 Continuing Representations. The representations and warranties of each party contained in Sections 6.1, 6.2 and 6.3 shall survive the execution of this Agreement and shall remain true and correct after the date hereof with the same effect as if made as of the date hereof.

                  6.5 No Inconsistent Agreements. Neither party has in effect and after the Effective Date neither party shall enter into any oral or written agreement or arrangement that would be inconsistent with its obligations under this Agreement.

                  6.6 Representation by Legal Counsel. Each party hereto represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting hereof. In interpreting and applying the terms and provisions of this Agreement, the parties agree that no presumption shall exist or be implied against the party which drafted such terms and provisions.

                                  ARTICLE VII
                  INDEMNIFICATION AND LIMITATION ON LIABILITY

                  7.1       Indemnification by Schering.

                           (a) Schering shall indemnify, defend and hold harmless Sparta and its Affiliates, and each of its and their respective employees, officers, directors and agents (each, a "Sparta Indemnified Party") from and against any and all liability, loss, damage, cost, and expense (including reasonable attorneys' fees), subject to the limitations in Section 7.5 (collectively, a "Liability") which the Sparta Indemnified Party may incur, suffer or be required to pay resulting from or arising out of the development, manufacture, promotion, distribution, use, testing, marketing, sale or other disposition of Temozolomide and/or Licensed Product by Schering, its Affiliates or sublicensees. Notwithstanding the foregoing, Schering shall have no obligation under this Agreement to indemnify, defend or hold harmless any Sparta Indemnified Party with respect to claims, demands, costs or judgments which result from willful misconduct or negligent acts or omissions of Sparta, its Affiliates, or any of their respective employees, officers, directors or agents.

                           (b) Schering shall indemnify, defend, and hold harmless RTP, its directors, officers, employees and Affiliates, RTP Pharma, Inc., its officers and directors, Cato Holding Company, its trustees, officers, employees and Affiliates, Duncan Haynes, Anthony Kirkpatrick, Pharma Logic, Inc. and the University of Miami (all as set forth in Section 2.1.2 of the RTP/Sparta Sublicense Agreement), (each a RTP Indemnified Party) from and against any liability which the RTP Indemnified Party may incur, suffer, or be required to pay resulting from or arising out of the development, manufacture, promotion, distribution, use, testing, marketing, sale or other disposition of Temozolomide and/or Licensed Product by Schering, its Affiliates, sublicensees or agents; or, resulting from or arising out of any claim that the Licensed Product contains any latent or nonlatent defects or is inherently unsafe or dangerous; or, resulting from or arising out of some obligation of Schering or Sparta under this Agreement. Notwithstanding the foregoing, Schering shall have no obligation under this Agreement to indemnify, defend or hold harmless any RTP Indemnified Party with respect to claims, demands, costs, or judgments which result from willful misconduct or negligent acts or omissions of the RTP Indemnified Party, its Affiliates or any of its respective employees, officers, directors or agents.

                  7.2 Indemnification by Sparta. Sparta shall indemnify, defend and hold harmless Schering and its Affiliates, and each of its and their respective employees, officers, directors and agents (each, a "Schering Indemnified Party") from and against any Liability which the Schering Indemnified Party may incur, suffer or be required to pay resulting from or arising in connection with (i) the breach by Sparta of any covenant, representation or warranty contained in this Agreement; or (ii) the successful enforcement by a Schering Indemnified Party of its rights under this Section
7.2. Notwithstanding the foregoing, Sparta shall have no obligation under this Agreement to indemnify, defend or hold harmless any Schering Indemnified Party with respect to claims, demands, costs or judgments which result from willful misconduct or negligent acts or omissions of Schering, its Affiliates, or any of their respective employees, officers, directors or agents.

                  7.3 Conditions to Indemnification. The obligations of the indemnifying party under Sections 7.1 and 7.2 are conditioned upon the delivery of written notice to the indemnifying party of any potential Liability promptly after the indemnified party becomes aware of such potential Liability. The indemnifying party shall have the right to assume the defense of any suit or claim related to the Liability if it has assumed responsibility for the suit or claim in writing; however, if in the reasonable judgment of the indemnified party, such suit or claim involves an issue or matter which could have a materially adverse effect on the business operations or assets of the indemnified party, the indemnified party may waive its rights to indemnity under this Agreement and control the defense or settlement thereof, but in no event shall any such waiver be construed as a waiver of any indemnification rights such party may have at law or in equity. If the indemnifying party defends the suit or claim, the indemnified party may participate in (but not control) the defense thereof at its sole cost and expense.

                  7.4 Settlements. Neither party may settle a claim or action related to a Liability without the consent of the other party, if such settlement would impose any monetary obligation on the other party or require the other party to submit to an injunction or otherwise limit the other party's rights under this Agreement. Any payment made by a party to settle any such claim or action shall be at its own cost and expense.

                  7.5 Limitation of Liability. With respect to any claim by one party against the other arising out of the performance or failure of performance of the other party under this Agreement, the parties expressly agree that the liability of such party to the other party for such breach shall be limited under this Agreement or otherwise at law or equity to direct damages only and in no event shall a party be liable for, punitive, exemplary or consequential damages.

                  7.6 Insurance. Each party acknowledges and agrees that during the Term of this Agreement it shall maintain adequate insurance and/or a self-insurance program for liability insurance, including products liability and contractual liability insurance, to cover such party's obligations under this Agreement. Each party shall provide the other party with evidence of such insurance and/or self-insurance program, upon request.

                                 ARTICLE VIII
                             TERM AND TERMINATION

                  8.1 Term and Expiration. This Agreement shall be effective as of the Effective Date and unless terminated earlier by mutual written agreement of the parties or pursuant to Sections 8.2 or 8.3 below, the Term of this Agreement shall continue in effect until expiration of the last to expire Licensed Patent Right incorporating a valid Claim. The expiration or termination of this Agreement shall not have the effect of causing the expiration or termination of the Ex-U.S. License Agreement. Upon expiration of this Agreement due to expiration of the last to expire Licensed Patent Right incorporating a Valid Claim, Schering's licenses pursuant to Section 2.1 and 2.2 shall become fully paid-up, perpetual licenses.

                  8.2      Termination by Schering.

                           (a) [Information omitted and filed separately with the Commission under Rule 24b-2.] In the event of the exercise by Schering of such termination rights, the rights and obligations hereunder, including any payment obligations not due and owing as of the termination date shall terminate and all rights to Licensed Patent Rights and Sparta Know-How shall revert to Sparta.

                  (b) Any notice of termination by Schering hereunder or under
Section 8.3 (a), below, shall also be provided to RTP for information.

                  8.3      Termination.

                           (a) Termination for Cause. This Agreement may be terminated by notice by either party at any time during the Term of this Agreement:

                                    (i) subject to Section 9.2, if the other
         party is in breach of its material obligations hereunder and has not cured such breach within [Information omitted and filed separately with the Commission under Rule 24b-2.] after notice requesting cure of the breach with reasonable detail of the particulars of the alleged breach or initiated actions reasonably expected to cure the cited failure within [Information omitted and filed separately with the Commission under Rule 24b-2.] of receiving notice and thereafter diligently pursued such actions to cure the failure (even if requiring longer than the [Information omitted and filed separately with the Commission under Rule 24b-2.] days set forth in this subsection); or

                                    (ii) upon the filing or institution of
         bankruptcy, reorganization, liquidation or receivership proceedings, or upon an assignment of a substantial portion of the assets for the benefit of creditors by the other party, or in the event a receiver or custodian is appointed for such party's business, or if a substantial portion of such party's business is subject to attachment or similar process; provided, however, that in the case of any involuntary bankruptcy proceeding such right to terminate shall only become effective if the proceeding is not dismissed within [Information omitted and filed separately with the Commission under Rule 24b-2.] after the filing thereof.

                           (b) Effect of Termination for Cause on License.

                                    (i) Termination by Schering under Section
         8.3(a)(i). In the event Schering terminates this Agreement under
         Section 8.3(a)(i), Schering's licenses pursuant to Sections 2.1 and
         2.2 shall become fully paid-up, perpetual licenses.

                                    (ii) Other Terminations. In the event of a
         termination of this Agreement for any reason other than by Schering under Section 8.3 (a) (i), then the rights and licenses granted to Schering under Sections 2.1 and 2.2 of this Agreement shall terminate and all rights to Licensed Patent Rights and Sparta Know-How shall revert to Sparta.

                                    (iii) Effect of Bankruptcy. In the event
         Schering terminates this Agreement under Section 8.3(a)(ii) or this Agreement is otherwise terminated under Section 8.3(a)(ii), the parties agree that Schering, as a licensee of rights to intellectual property under this Agreement, shall retain and may fully exercise all of its rights and elections under Title 11, including as set forth in Section 9.8 hereof.

                                    (iv) Termination of RTP/Sparta Sublicense
         by Sparta. In the event that Sparta terminates the RTP/Sparta Sublicense Agreement, all of Sparta's rights and obligations under this Agreement shall revert to RTP.

                  8.4 Effect of Termination. Expiration or termination of the Agreement shall not relieve the parties of any obligation accruing prior to such expiration or termination, and the provisions of Articles V and VII shall survive the expiration of the Agreement. Any expiration or early termination of this Agreement shall be without prejudice to the rights of either party against the other accrued or accruing under this Agreement prior to termination, including the obligation to pay royalties for Licensed Product(s) sold prior to such termination. Schering shall have the right to continue to sell its existing inventory of Licensed Product(s) during the six (6) month period immediately following such termination, provided that Schering shall continue to make royalty payments with respect to such sales.

                                  ARTICLE IX
                                 MISCELLANEOUS

                  9.1 Assignment. Neither this Agreement nor any or all of the rights and obligations of a party hereunder shall be assigned, delegated, sold, transferred, sublicensed (except as otherwise provided herein) or otherwise disposed of, by operation of law or otherwise, to any third party other than an Affiliate of such party, without the prior written consent of the other party, and any attempted assignment, delegation, sale, transfer, sublicense or other disposition, by operation of law or otherwise, of this Agreement or of any rights or obligations hereunder contrary to this Section 9.1 shall be a material breach of this Agreement by the attempting party, and shall be void and without force or effect. The forgoing notwithstanding, either party may, without such consent, assign the Agreement and its rights and obligations hereunder to an Affiliate or in connection with the transfer or sale of all or substantially all of its assets related to the division or the subject business, or in the event of its merger or consolidation or change in control or similar transaction. This Agreement shall be binding upon, and inure to the benefit of, each party, its Affiliates, and its permitted successors and assigns. Each party shall be responsible for the compliance by its Affiliates with the terms and conditions of this Agreement.

                  9.2 Governing Law. This Agreement shall be governed, interpreted and construed in accordance with the laws of the State of New Jersey, without giving effect to conflict of law principles. Subject to the terms of this Agreement, all disputes under this Agreement shall be governed by binding arbitration pursuant to the mechanism set forth in Schedule 9.2 attached hereto and incorporated hereby.

                  9.3 Waiver. Any delay or failure in enforcing a party's rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such party's rights to the future enforcement of its rights under this Agreement, nor operate to bar the exercise or enforcement thereof at any time or times thereafter, excepting only as to an express written and signed waiver as to a particular matter for a particular period of time.

                  9.4 Independent Relationship. Nothing herein contained shall be deemed to create an employment, agency, joint venture or partnership relationship between the parties hereto or any of their agents or employees, or any other legal arrangement that would impose liability upon one party for the act or failure to act of the other party. Neither party shall have any power to enter into any contracts or commitments or to incur any liabilities in the name of, or on behalf of, the other party, or to bind the other party in any respect whatsoever.

                  9.5 Export Control. This Agreement is made subject to any restrictions concerning the export of products or technical information from the United States of America which may be imposed upon or related to Sparta or Schering from time to time by the government of the United States of America. Furthermore, Schering Corporation agrees that it will not export, directly or indirectly, any technical information acquired from Sparta under this Agreement or any products using such technical information to any country for which the United States government or any agency thereof at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the Department of Commerce or other agency of the United States government when required by an applicable statute or regulation.

                  9.6 Entire Agreement: Amendment. This Agreement, including the Exhibits and Schedules hereto and all the covenants, promises, agreements, warranties, representations, conditions and understandings sets forth the complete, final and exclusive agreement between the parties and supersedes and terminates all prior and contemporaneous agreements and understandings between the parties, whether oral or in writing. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the parties other than as are set forth herein. No subsequent alteration, amendment, change, waiver or addition to this Agreement shall be binding upon the parties unless reduced to writing and signed by an authorized officer of each party. No understanding, agreement, representation or promise, not explicitly set forth herein, has been relied on by either party in deciding to execute this Agreement.

                  9.7 Notices. Except as provided under Section 4.8 hereof, any notice required or permitted to be given or sent under this Agreement shall be hand delivered or sent by express delivery service or certified or registered mail, postage prepaid, or by facsimile transmission (with written confirmation copy by registered first-class mail) to the parties at the addresses and facsimile numbers indicated below.

         If to Sparta, to:          Sparta Pharmaceuticals, Inc.
                                    111 Rock Road
                                    Horsham, Pennsylvania 19044-2310
                                    Attn.: Chief Executive Officer
                                    Fax No.: (215) 442-1827

         If to RTP, to:             RTP Pharma, Inc.
                                    810 Chemin du Golf/Nun's Island
                                    Verdun, PQ H3E 1A8, Canada
                                    Attn.: Gary W. Pace, President and CEO
                                    Fax No: (514) 362-1172


with copies to:       Walter E. Daniels
                      Daniels & Daniels, P.C.
                      1000 Park Forty Plaza, Suite 280
                      Durham, North Carolina 27713

If to Schering, to:   Schering Corporation
                      2000 Galloping Hill Road
                      Kenilworth, New Jersey 07033
                      Attn.: Law Department - Senior Legal Director, Licensing
                      Fax No.: (908) 298-2739

with copies to:       Schering Corporation
                      2000 Galloping Hill Road
                      Kenilworth, New Jersey 07033
                      Attn.: Vice President, Business Development
                      Fax No.: (908) 298-5379


     Any such notice shall be deemed to have been received on the date actually received. Either party may change its address or its facsimile number by giving the other party written notice, delivered in accordance with this Section.

                  9.8 Provisions for Insolvency. All rights and licenses granted under or pursuant to this Agreement by Sparta to Schering are, for all purposes of Section 365(n) of Title 11 of the United States Code ("Title 11"), licenses of rights to "intellectual property" as defined in Title 11.

                           (a) Effect on Licenses. Sparta agrees that Schering, as licensee of such rights under this Agreement shall retain and may fully exercise all of its rights and elections under Title 11. Sparta agrees during the Term of this Agreement to create and maintain current copies or, if not amenable to copying, detailed descriptions or other appropriate embodiments, to the extent feasible, of all such intellectual property. If a case is commenced by or against Sparta under Title 11, Sparta (in any capacity, including debtor-in-possession) and its successors and assigns (including, without limitation, a Title 11 Trustee) shall,

                                    (i) as Schering may elect in a written
         request, immediately upon such request:

                                               (A) perform all of the
         obligations provided in this Agreement to be performed by Sparta including, where applicable and without limitation, providing to Schering portions of such intellectual property (including embodiments thereof) held by Sparta and such successors and assigns or otherwise available to them; or

                                               (B) provide to Schering all
         such intellectual property (including all embodiments thereof) held by Sparta and such successors and assigns or otherwise available to them; and

                                    (ii) not interfere with the rights of
         Schering under this Agreement, or any agreement supplemental hereto, to such intellectual property (including such embodiments), including any right to obtain such intellectual property (or such embodiments) from another entity.

                           (b) Rights to Intellectual Property. If a title 11 case is commenced by or against Sparta, and this Agreement is rejected as provided in Title 11, and Schering elects to retain its rights hereunder as provided in Title 11, then Sparta (in any capacity, including debtor-in-possession) and its successors and assigns (including, without limitation, a title 11 Trustee) shall provide to Schering all such intellectual property (including all embodiments thereof held by Sparta and such successors and assigns, or otherwise available to them, immediately upon Schering's written request. Whenever Sparta or any of its successors or assigns provides to Schering any of the intellectual property licensed hereunder (or any embodiment thereof) pursuant to this Section 9.8, Schering shall have the right to perform the obligations of Sparta hereunder with respect to such intellectual property, but neither such provision nor such performance by Schering shall release Sparta from any such obligation or liability for failing to perform it.

                           (c) Schering's Rights. All rights, powers and remedies of Schering provided herein are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including, without limitation, Title 11) in the event of the commencement of a Title 11 case by or against Sparta. Schering, in addition to the rights, power and remedies expressly provided herein, shall be entitled to exercise all other such rights and powers and resort to all other such remedies as may now or hereafter exist at law or in equity (including, without limitation, Title 11) in such event. The parties agree that they intend the foregoing Schering rights to extend to the maximum extent permitted by law, including, without limitation, for purposes of Title 11:

                                    (i) the right of access to any
         intellectual property (including all embodiments thereof) of Sparta, or any third party with whom Sparta contracts to perform an obligation of Sparta under this Agreement, and, in the case of the third party, which is necessary for the development, registration, manufacture and marketing of Temozolomide and/or Licensed Products; and

                                    (ii) the right to contract directly with
         any third party described in (i) to complete the contracted work.

                  9.9 Force Majeure. Failure of any party to perform its obligations under this Agreement (except the obligation to make payments when properly due) shall not subject such party to any liability or place them in breach of any term or condition of this Agreement to the other party if such failure is due to any cause beyond the reasonable control of such non-performing party ("force majeure"), unless conclusive evidence to the contrary is provided. Causes of nonperformance constituting force majeure shall include, without limitation, acts of God, fire, explosion, flood, drought, war, riot, sabotage, embargo, strikes or other labor trouble, failure in whole or in part of suppliers to deliver on schedule materials, equipment or machinery, interruption of or delay in transportation, a national health emergency or compliance with any order or regulation of any government entity acting with color of right. The party affected shall promptly notify the other party of the condition constituting force majeure as defined herein and shall exert reasonable efforts to eliminate, cure and overcome any such causes and to resume performance of its obligations with all possible speed. If a condition constituting force majeure as defined herein exists for more than [Information omitted and filed separately with the Commission under Rule 24b-2.], the parties shall meet to negotiate a mutually satisfactory resolution to the problem, if practicable.

                  9.10 Severability. If any provision of this Agreement is declared illegal, invalid or unenforceable by a court having competent jurisdiction, it is mutually agreed that this Agreement shall endure except for the part declared invalid or unenforceable by order of such court, provided, however, that in the event that the terms and conditions of this Agreement are materially altered, the parties will, in good faith, renegotiate the terms and conditions of this Agreement to reasonably substitute such invalid or unenforceable provisions in light of the intent of this Agreement.

                  9.11 Counterparts. This Agreement shall become binding when any one or more counterparts hereof, individually or taken together, shall bear the signatures of each of the parties hereto. This Agreement may be executed in any number of counterparts, each of which shall be an original as against either party whose signature appears thereon, but all of which taken together shall constitute but one and the same instrument.

                  9.12 Captions. The captions of this Agreement are solely for the convenience of reference and shall not affect its interpretation.

                  9.13 Recording. Each party shall have the right, at any time, to record, register, or otherwise notify this Agreement in appropriate governmental or regulatory offices anywhere in the world, and each party shall provide reasonable assistance to the other in effecting such recording, registering or notifying.

                  9.14 Further Actions. Each party agrees to execute, acknowledge and deliver such further instruments, and to do all other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement including, without limitation, any filings with any antitrust agency which may be required.

IN WITNESS WHEREOF, this Agreement has been executed by the duly authorized representatives of the parties as of the date set forth below.

        SPARTA PHARMACEUTICALS, INC.          SCHERING CORPORATION

By:    /s/ Jerry B. Hook                      By:    /s/ David Poorvin
       -----------------                            ------------------

Title: Chairman, President & CEO              Title: Vice President
       -------------------------                     --------------

Date:  4/8/98                                 Date:  17 April 1998
       ------                                        -------------

                                 SCHEDULE 1.12

                                 PATENT RIGHTS

RTP Patent Rights: Consisting of the US patents and patent applications listed in Schedule 1 to the RTP/Sparta Sublicense Agreement, which schedule is attached to this Schedule 1.12.

Sparta Patent Rights: None as of the date of execution of this Agreement.

                                  SCHEDULE 1


[Information omitted and filed separately with the Commission under Rule 24b-2.]

                  SCHEDULE 9.2

                               ARBITRATION PROVISIONS

                           (a) Scope. Subject to and in accordance with the terms of this Agreement and this Schedule 9.2, all differences, disputes, claims or controversies arising out of or in any way connected or related to this Agreement, whether arising before or after the expiration of the term of this Agreement, and including, without limitation, its negotiation, execution, delivery, enforceability, performance, breach, discharge, interpretation and construction, existence, validity and any damages resulting therefrom or the rights, privileges, duties and obligations of the parties under or in relation to this Agreement (including any dispute as to whether an issue is arbitrable) shall be referred to binding arbitration in accordance with the rules set forth herein and of the American Arbitration Association, as in effect at the time of the arbitration. The time frames set forth herein shall control the timing of the arbitration procedure.

                           (b) Parties to Arbitration. For the purposes of each arbitration under this Agreement, Schering shall constitute one party to the arbitration and Sparta shall constitute the other party to the arbitration.

                           (c) Notice of Arbitration. A party requesting arbitration hereunder (the "Requesting Party") shall give a notice of arbitration to the other party (the "Non-requesting Party") containing a concise description of the matter submitted for arbitration (a "Notice of Arbitration"). Notice of Arbitration shall be delivered to the other party in accordance with Section 9.7 of the Agreement.

                           (d) Response. The Non-requesting Party must respond in writing within thirty (30) days of receiving a Notice of Arbitration with an explanation, including references to the relevant provisions of the Agreement. The Non-requesting Party may add additional issues to be resolved.

                           (e) Meeting. Within fifteen (15) days of receipt of the response from the Non-requesting Party pursuant to Paragraph (d), the parties shall meet and discuss in good faith options for resolving the dispute. The Requesting Party must initiate the scheduling of this resolution meeting. Each party shall make available appropriate personnel to meet and confer with the other party during such fifteen
         (15) day period.

                           (f) Selection of Arbitrator. Any and all disputes that cannot be resolved pursuant to Paragraphs (c), (d) and (e) shall be submitted to an arbitrator (the "Arbitrator") to be selected by mutual agreement of the parties. The Arbitrator shall be a retired judge of a state or federal court, to be chosen from a list of such retired judges to be prepared jointly by the parties within fifteen) days following the response, with each party entitled to submit the names of three such retired judges for inclusion in the list, provided that to the extent the dispute involves issues of patent law the parties shall limit such list to judges from federal courts having jurisdiction over patent law issues. Upon completion of the list, the parties shall decide within ten (10) days thereafter which of the retired judges will be selected as the Arbitrator. No Arbitrator appointed or selected hereunder shall be an employee, director or shareholder of, or otherwise have any current or previous relationship with, any party or its respective Affiliates. If the parties fail to agree on the selection of the Arbitrator within the allotted time frame, the Arbitrator shall be designated by the then President of the American Arbitration Association.

                           (g) Powers of Arbitrator. The Arbitrator may determine all questions of law and jurisdiction (including questions as to whether a dispute is arbitrable) and all matters of procedure relating to the arbitration, except that the Arbitrator shall be bound by the time frames set forth herein in connection with such arbitration. The Arbitrator shall have the right to grant legal and equitable relief (including injunctive relief and to award costs (including reasonable legal fees and costs of arbitration) and interest. Nothing contained herein shall be construed to permit the Arbitrator to award punitive, exemplary or any similar damages.

                           (h) Arbitration Procedure. The arbitration shall take place in the City and State of New York at such place and time, consistent with the time frames set forth herein, as the Arbitrator may fix for the purpose of hearing the evidence and representations that the parties may present. The law applicable to the arbitration shall be the law of the State of New Jersey. No later than twenty (20) business days after hearing the representations and evidence of the parties, the Arbitrator shall make its determination in writing and deliver one copy to each of the parties.

                           (i) Discovery and Hearing. During the meeting referred to in Paragraph (e), the parties shall negotiate in good faith the scope and schedule of discovery, relating to depositions, document production and other discovery devices, taking into account the nature of the dispute submitted for resolution. If the parties are unable to reach agreement as to the scope and schedule of discovery, the Arbitrator may order such discovery as it deems necessary. The parties and the Arbitrator must adhere to the following schedule: (1) all discovery shall be completed within sixty (60) days from the date of the selection of the Arbitrator, and (2) the arbitration hearing shall commence within twenty (20) days after completion of such discovery. At the arbitration hearing, the parties may present testimony (either live witness or deposition), subject to cross-examination, and documentary evidence. To the extent practicable taking into account the nature of the dispute submitted for resolution and the availability of the Arbitrator, the hearing shall be conducted over a period not to exceed thirty (30) consecutive business days, with each party entitled to approximately half of the allotted time.

                           (j) Witness Lists. At least twenty (20) business days prior to the date set for the hearing, each party shall submit to each other party and the Arbitrator a list of all documents on which such party intends to rely in any oral or written presentation to the Arbitrator and a list of all witnesses, if any, such party intends to call at such hearing and a brief summary of each witness' testimony. Each party shall be given the opportunity to depose any such designated witnesses not already deposed during the discovery phase. At least five
         (5) business days prior to the hearing, each party must submit to the Arbitrator and serve on each other party a proposed findings of fact and conclusions of law on each issue to be resolved. Following the close of hearings, the parties shall each submit such post-hearing briefs to the Arbitrator addressing the evidence and issues to be resolved as may be required or permitted by the Arbitrator.

                           (k) Confidentiality. The arbitration proceedings shall be confidential and, except as required by law, no party shall make, or instruct the Arbitrator to make, any public announcement with respect to the proceedings or decision of the Arbitrator without the prior written consent of the other party. The existence of any dispute submitted to arbitration and the award of the Arbitrator shall be kept in confidence by the parties and the Arbitrator, except as required in connection with the enforcement of such award or as otherwise required by law.

                           (l) Awards and Appeal. Subject to the provisions of this Schedule 9.2, the decision of the Arbitrator shall be final and binding upon the parties in respect of all matters relating to the arbitration, the conduct of the parties during the proceedings, and the final determination of the issues in the arbitration. There shall be no appeal from the final determination of the Arbitrator to any court, except in the case of fraud or bad faith on the part of the Arbitrator or any party to the arbitration proceeding in connection with the conduct of such proceedings. Judgment upon any award rendered by the Arbitrator may be entered in any court having jurisdiction thereof.

                           (m) Costs of Arbitration. The costs of any arbitration hereunder shall be borne by the parties in the manner specified by the Arbitrator in its determination.

                           (n) Performance of the Agreement. During the pendency of the arbitration proceedings, the parties shall continue to fully perform their respective obligations under the Agreement. Any aspects of such performance which encompass the matter which is the subject of such arbitration proceedings shall be performed by the parties in accordance with Schering's position with respect to such matter. For purposes of this

Paragraph (n) the term "pendency of the arbitration proceeding" shall mean the period starting on the date on which arbitration proceedings are commenced by a party in accordance with Paragraph (c) of this Schedule 9.2 and ending on the date on which the Arbitrator delivers its final determination in writing to the parties.